Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q1 2020

May 7, 2020; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Vice President of Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Catherine O’Brien	Goldman Sachs
Helane Becker	Cowen and Company
Jamie Baker	JP Morgan Chase & Co
Koosh Patel	Deutsche Bank
Mark Streeter	JP Morgan Chase & Co
Moshe Orenbuch	Credit Suisse AG
Ronald Epstein	Bank of America Merrill Lynch
Ross Harvey	Davy Research
Vincent Caintic	Stephens

PRESENTATION

Operator: Good afternoon, ladies and gentlemen, and welcome to the Air Lease Quarter One 2020 Earnings Conference Call. (Operator Instructions)

I would now like to turn the conference over to Mary Liz DePalma, Vice President of Investor Relations. Please go ahead.

Mary Liz DePalma: Hello, everyone, and welcome to Air Lease Corporation's earnings call for the first quarter of 2020. This is Mary Liz DePalma, and I'm joined this afternoon by Steve Udvar-Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our results for the first quarter of 2020. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, May 7, 2020, and the webcast will be available for replay on our website. At this time, all participants to this call are in listen-only mode. Please note that each member of the Air Lease team speaking today is in a separate location in their respective homes. However, we expect the format of the call to remain the same, including the Q&A session for which instructions will be given at the conclusion of the call.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, May 7, 2020. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in our earnings release and 10-Q we issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com. As a reminder, unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John L. Plueger: Thanks, Mary Liz. Good afternoon, everyone, and thank you for joining us.

Before we begin the call today, I just want to acknowledge the profound impact globally COVID-19 has had on both businesses and individual everyday lives. Our hearts are with everyone impacted by this pandemic as the world navigates through this challenging time, including our airline customers and our suppliers. We are deeply grateful for all those in health care and all individuals in the front lines putting themselves at risk to get us through this crisis.

Turning to the quarter. I'm happy to report that Air Lease grew its revenue by 9.7% year-over-year to $511.4 million. We achieved net income of $133.3 million, pretax profit margin of 33.6% and fully diluted earnings per share of $1.17. Our bottom-line earnings and margins were slightly down compared to Q1 of last year, primarily due to end of lease revenue recorded in Q1 of last year, resulting from a prior year airline insolvency, and we didn't have that in the first quarter of this year. Greg will walk you through more details on our numbers and provide additional color.

Since we spoke to you in February, the airline industry has been navigating through uncharted territory with an uncertain timeline to recovery. It is difficult to speculate about what traffic levels will be, how load factors will adjust, and the list of questions goes on. Simply put, and at the highest level, we continue to believe in the fundamental importance of air transportation as a vital industry to the global economy, as evidenced by approximately $100 billion of state support being offered to or received by the airlines to date. We believe this figure could double prior to the end of this year, which offers substantial support for our customer base, given 75% of ALC's customers have some form of governmental ownership or are flag carriers. Coupled with the most fundamental desire for people around the world to travel and be interconnected, we do ultimately expect passenger traffic to grow again, just as we have seen the reemergence of air travel after prior shocks and downturns. Given the extent of this pandemic and the global economic toll, it is difficult to predict when that will happen. We do believe that we will see different rates of recovery and growth regionally across the world.

I know most of you have questions or are speculating about lease deferrals, cash collections, airline bankruptcy risk and how we're dealing with those matters. So, let me just walk you through our status, and what we've done to date.

As we indicated in our earnings release, most of ALC's airline lessees have requested some form of accommodation. To date, we've reached agreement with slightly less than half of our customers on such accommodation. Generally, this has taken the form of partial rent deferrals for a two- to three-month period, followed by a relatively short-term payback period, either by the end of the year, or, in some cases, repayment over nine to 12 months. And so far, where we have those agreements in place, our lessees are abiding by those agreements and payment schedules, and our cash collections remain strong, and we watch those strong collections every day. We also have many cases where we successfully extended our leases in conjunction with the accommodation we provide.

As with all airline discussions, there is not a one-size-fits-all answer. We do our best to diligence each situation on its own merits. An accommodation made by ALC on its own will not help the airline with all the issues that it's facing. It's important to understand what other steps our customers are taking to get through this difficult time, and we require detailed information before any accommodation is granted. We take into consideration the likelihood of the airline's ability to survive this pandemic, looking at shareholder and government support, lender support and the likely strength of their current and future network. We also consider future business prospects with each airline. And finally, and perhaps most importantly, we look closely at our collateral package with each airline, including our cash security deposits, maintenance reserves, plus any letters of credit and shareholder guarantees. We do have a number of airlines paying us per their normal leases, but we also have a handful that are unable to pay awaiting further funding. While we are still in discussions with a number of our lessees working out details of their individual accommodations, our collection rate for the first quarter was 90%. For the month of April, net of all agreements reached to date, our collection rate stands at 86%. As a reminder, this reflects cash as opposed to revenue recognition, and Greg will cover this further. Also, our aircraft utilization rate was 99.8% for the month of April and 99.7% for the quarter ended March 31.

In summary, to date, we have agreed to approximately $125 million in lease deferrals. These deferrals account for approximately 6% of 2019 total revenues. Let me emphasize that Air Lease has maintained a strong balance sheet at all times and has a significant amount of liquidity. As a result, as the crisis unfolded and there was volatility in the debt market, we did not draw the full amount of our $6 billion bank revolver. We continue to use that revolver in the normal course of business as we have always done. With these deferrals to date, we foresee minimal impact on our rental revenue line, but they will be reflected in our operating cash flow. However, we will also have significantly less cash expenditures on the purchase of new aircraft this year, and Greg will further walk you through that information.

As to potential airline insolvencies now and in the future, ALC currently has six aircraft on lease with three different airlines that are in some form of insolvency proceeding, and those are Alitalia, Air Mauritius and South African Airways. Now, Alitalia's bankruptcy well preceded the COVID-19 disruption, and ALC has reached agreement with the administrator of Alitalia for the continued operation of our three A330 aircraft, and we believe that the renationalization of Alitalia brings security to our leases there. Air Mauritius is in the initial stages of determining reorganization with our two A330neos, and we are removing one mid-life A319 from South African Airways. ALC has no aircraft with Virgin Australia or Norwegian. We won't speculate as to further potential airline insolvencies. But in these conditions, we do believe there will be further insolvencies and airline consolidation. As always, the young age of our fleet, our global reach and relationships, and our creativity in structuring leases appropriate to each airline's facts and circumstances, and our strong balance sheet and liquidity help us navigate these situations.

As we shared last quarter, we're open to outright cash purchase of aircraft or such offers, or sale-leasebacks to assist the airlines and supplement our deliveries, but they must be attractive and make sense for ALC. Interestingly, very few airlines have shown interest in outright sale of aircraft and removal from their fleets, and we have not yet concluded any sale-leasebacks. We have a very disciplined approach. We are not looking to invest in aircraft that are significantly older than our average fleet age, nor that have returns inferior to our overall average fleet, nor to purchase aircraft where the subsequent lease payments are immediately deferred thereafter for several months. To the extent we do any sale-leasebacks, we are focused on those where we can link the transaction to a new aircraft delivering from our order book at the end of the leaseback term. We believe that our patience and discipline will bear fruit as the marketplace for sale-leasebacks continues to evolve. We're not looking to add forward future deliveries of new undelivered aircraft via sale-leasebacks as we believe there remains uncertainty as to when those aircraft may actually deliver with the lower production rates that we see from both Airbus and Boeing, and we think there is still production rate uncertainty in the near to medium term, which also impacts our own order book.

ALC's business model continues to focus on the purchase of new aircraft, rather than sale-leasebacks, and we're not changing that model. The late delivery compensation that we're receiving in the form of pricing credits and concessions, coupled with further pricing incentives from the manufacturers, coupled with the natural delivery delays and deferrals adjusting to market conditions, and our strong balance sheet and investment-grade ratings serve us well as the airline industry recovers, even if that's at a slow pace.

Although we're in a difficult environment, I think it's important to share some of the themes we are experiencing and expecting.

First, it is important to note that discussions and negotiations on new aircraft leases have not stopped. We do have a number of leasing campaigns on new aircraft, particularly for delivery in the 2022 to 2024 time frame. Our challenge there, frankly, is assurance of delivery dates from the OEMs, but the airlines are continuing those discussions with us.

Second, many airlines are now revisiting fleet planning decisions made prior to the COVID-19 pandemic. Despite low fuel prices, it is clear that airlines are prioritizing younger aircraft with better dispatch reliability and lower maintenance costs. Furthermore, environmental sustainability is growing ever more in importance. In fact, some of the airline bailouts by governments in Europe require improving environmental sustainability and specifically include acceleration of fleet replacement with more environmentally friendly aircraft. Air France is a good example of this. In the press, you've seen mention of accelerated aircraft retirements from Lufthansa, American, Virgin Atlantic, KLM and Delta, just to name a few, as they respond to a decline in passenger traffic and look to retire their least efficient aircraft. These accelerated retirements, coupled with the MAX aircraft production halts and Airbus delays, both of which result in significant less aircraft entering the marketplace in 2019 and so far in 2020, all of that will lend some support to the supply and demand equation as our industry recovers, opening doors for our new aircraft deliveries over the coming years.

Third, we have always said that in good times, airlines need our aircraft. And in bad times, airlines need our balance sheet. Going forward, in an environment where the airlines’ cost of financing increases or they are simply unable to finance aircraft, particularly now with airlines receiving state aid that they'll be prioritizing paying off, we believe leasing demand will increase. At the same time, we believe a shakeout of the leasing industry is inevitable. Those who entered our space in the past two years for quick returns, without a large global fleet presence, strong relationships, remarketing creativity and strong balance sheets are not likely to remain.

As we sit here today, ALC has a strong balance sheet with over $22 billion in assets, 93% of which are unencumbered. We have ample liquidity at over $6 billion. We have a diverse customer base of 108 airlines across 61 countries which, while they do need short-term assistance, they want to work with us, keeping the aircraft young that they have on lease from ALC, and we are providing such short-term assistance. We have aircraft on order which continue to garner interest from airlines focused on modernizing their fleets or preparing their future fleet needs. And we have relationships throughout the industry which span decades and will again allow us to maneuver and help each other through another global crisis.

In the near term, the growth of our business will likely be slower, although we remain vigilant on potentially significant opportunistic moves. But the core philosophies that put us in the solid position we remain in today remain intact and more important than ever. Over the coming months, we will stand on those key principles to protect our strong balance sheet, continue being the partner to the airline industry we have always taken pride in being, and we will further find opportunities to differentiate our business along the way.

And with that, let me turn it over to our Executive Chairman, Steve Házy, for additional commentary. Steve?

Steven F. Udvar-Házy: Thank you very much, John.

I would like to echo John's initial sentiments regarding COVID-19 and express, on behalf of our entire Air Lease team, our genuine gratitude for all the frontline workers, doctors, nurses, emergency personnel - really to everyone working to protect and help others right now throughout the world, we, as a team, say thank you to all of them.

While implementing proper precautions with our own workforce, enabling remote work from home, our team has been working tirelessly seven days a week to understand our customers' individual situations as the outbreak broadened and escalated, while maintaining close dialogue with the manufacturers who are also experiencing significant issues. ALC has also been interacting with our investors, financiers, regulators and rating agencies, answering their questions and providing the highest level of transparency allowed in each case.

Not knowing what the next global event impacting the airline industry could be, we have worked diligently over the past ten years to best position our business to succeed in any market environment. Simply put, we've employed conservative financial policies and practices since inception. We achieved our first investment-grade rating three years after inception and have managed our business in line with our financial targets. Over the years, you've seen other lessors adjust our capital structure and strategies to achieve an investment-grade like ALC. However, today, ALC still remains the highest-rated stand-alone aircraft lessor. Furthermore, since inception, we did not deviate from our core competencies, even at times it would have been easy to do so.

As a result, ALC is strong and resilient today and while being conservative to ensure that we can manage through this pandemic, we also see opportunities to play offense. In fact, over the past few weeks, we've been in discussions with airlines regarding lease placements. We have also executed a number of lease extensions with airlines in various regions for two to three years, at which time they will likely lease a new aircraft delivered from ALC's order book. In fact, our new aircraft lease placements are at approximately 84% between now until the end of 2022. I want to also remind you that the weighted average lease term remaining in our fleet is 7.2 years so we have minimal lease expirations over the foreseeable future. Despite challenging industry conditions and significant new aircraft delivery delays from both OEMs, we have not experienced any alarming desire by our airline lease customers to cancel their commitments with ALC to take future deliveries of our new aircraft.

At the same time, Air Lease does have flexibility in our agreements with Boeing and Airbus to adjust to current market conditions. For example, on the MAX 737, we are now beyond the 12-month point of delay on nine of our contractual delivery slots. And with the cessation of production to date, coupled with the lower announced production rates ahead, it is likely that a majority of our forward positions will be more than 12 months delayed on the 737 program. With both Boeing and Airbus, there's a mutual right to cancel if any delivery stretches more than 12 months beyond the original contracted delivery date. We are working closely with the Boeing company and our customers to address these delays and to look at deferral of cancellations on a case-by-case basis. I simply want to emphasize this example on the 737 MAX as one way in which we look to adapt to current demand and market environment. We do believe, however, that once the 737 MAX has reentered service, it will be one of the most highly tested aircraft flown, and we do believe in the aircraft.

Times of distress also provide opportunities in the airline landscape to redirect and right size itself. So, it is likely that over the coming months, we will see further consolidation activity, particularly in Europe. It is also important to remember that several airlines facing difficulty may reorganize and reemerge slimmer and under new ownership. A good example of this is Lufthansa's acquisition of Swissair after 9/11. It is likely that in these cases where consolidation occurs, value will be placed on the youngest, more fuel-efficient and the most environmentally friendly aircraft in ALC's fleet. Despite low fuel prices which helped to reduce the breakeven load factor in most of the world's airlines, as load factors remain low in the current environment and passenger air travel is curtailed, our aircraft will continue to be attractive to airlines globally as they prioritize economics and sustainability efforts and reliability, among other things.

There's been a lot of speculation in the media and on Wall Street as to aircraft valuations, and this is a subject which I've addressed personally during my entire career spanning many decades in the industry. So, let me comment on that. Of course, during times like this, aircraft valuations are generally under some stress, nothing new here. And such pressure may increase if there are more airline insolvencies that result in significant amount of aircraft coming into the marketplace. Again, nothing new. But the key here is never to be a forced seller. And the important thing for everyone to keep in mind is not to let a crisis, or a global event, or a global economic setback paint a broad-brush negative paint over the long-term to the best-in-class aircraft relied upon by the world's airlines. Yes, of course, supply and demand play a determining role at each point in time. But, my point is to take advantage of supply and demand imbalances and not being forced to sell at the wrong time of the cycle.

With our lower level of aircraft capital investments and the strong liquidity that John mentioned, we look forward to the short and medium term, and we have no urgent need to sell young aircraft. We're therefore reducing the volume of our aircraft sales in 2020, other than a few units which are already contracted for sale and which have been and will be closing shortly. Looking forward, for all the reasons we have described, we continue to have a high degree of confidence in the attractiveness and valuation of the most modern, environmental-friendly aircraft that comprise the bulk of our existing portfolio. And let's not forget that Air Lease has a very valuable forward order book which will serve us well with our global airline customer base.

Although global economic indicators remain negative, we are seeing some green shoots with headlines focusing on opening the world back up versus closing it down. And we're starting to see a slight uptick on airline schedules as well as an increase in forward bookings for late May and June. First, let's talk about China, where the peak of the COVID pandemic preceded that of places like the United States and Europe. According to the latest data available as of yesterday, China's domestic flights have already risen to approximately 70 and the number of flights there compared to the number of flights on January 1, 2020. Airlines in China have also announced expectations to resume more flights, more broadly, including China Eastern and China Southern, both of which have told us that they expect to resume between 75% and 85% of their passenger flights on domestic routes by the end of June. Similarly, other countries in the Asia Pacific region which have passed the peak of the pandemic show trends of increasing travel capacity. For example, South Korea is doing this by resuming both domestic flying and allowing some regional international travel.

We're also beginning to see various countries discuss ways to restart cross-border travel in a safe way. Australia and New Zealand are looking to create a “trans-Tasman travel bubble” enabling travel between countries between Australia, New Zealand and some of the South Pacific Islands, while China and South Korea implemented a Green Lane program which allows South Korean business personnel to travel to certain provinces and cities in China after passing through health screening and certain quarantine procedures. Chinese business travelers can now also visit South Korea via a similar process. The length to which many countries will go to derive systems and agreements to get their citizens on aircraft and travel domestically as well as internationally, signifies the importance of air travel and should allow us to gain comfort that the volume of passenger traffic will continue to grow and pick up again in the coming months and the rest of the year 2020.

In other regions of the world, there have been recent announcements in the last several days of flights resuming. For example, in Europe, KLM, Royal Dutch Airlines, has started to restore its European network, resuming daily services to eight additional destinations which were suspended due to the COVID restrictions. In May, the airline hopes to resume 15% of its flights that were flying before the COVID outbreak. The airline also mentioned that a number of intercontinental flights are being operated on a cargo-only basis. This is an important unappreciated point, as many of ALC's passenger aircraft are being productively and profitably used as cargo and freight aircraft. This is an adaptation that the airlines are making in this environment where demand for cargo is stronger, while passenger traffic remains weaker.

In Latin America, Copa Airlines of Panama announced at the end of April that flights between Venezuela and Panama as well as Caracas and Valencia will restart. In the Middle East, Qatar Airways has continued to offer additional flights throughout May. In the U.S., Delta recently announced they will resume service between New York and Tel Aviv, Israel. Each of these announcements is significant in that we're slowly seeing recovery taking place across the world.

Air France recently mentioned that the airline's activity could recover to 70% of its potential by the end of the year, but will be mainly determined by whether passengers feel it is safe to fly. And this will be a theme that we continue to hear moving forward, namely adjusting current conventions to prioritize hygiene and safety. Importantly, airlines are enacting appropriate protocols to allow their passengers to feel comfortable flying once again. A good example of this is Air Canada, which launched its Air Canada CleanCare+ program, which will focus on safety, cleanliness and hygiene for the passengers as they fly. We expect more programs like this will be announced. And as we believe, airlines will be determined to adapt to the needs and desires of their passengers in order to make them comfortable flying once again.

As we proceed into the coming weeks and months, I believe that Air Lease will continue to differentiate itself and many of the core pillars of our strategy will become more and more appreciated. As John indicated, ALC's differentiation begins with the most fundamental aspects of our strategy, including our young, environmentally friendly and economical fleet as well as our strong balance sheet and strong liquidity. However, further elements of differentiation are also important to identify. We have a differentiated customer base, evidenced by systemic importance many of our customers have to the economies that serve. We have a differentiated approach to customer risk, with our average customer representing approximately 1.1% of our fleet net book value, mitigating the risk we have to any single airline customer.

And then a major differentiator is our strong relationship culture with our airline customers. We have spent a lot of time and energy over the years talking about the evolution of the lessor landscape and how inflows of capital - with no relationships - were impacting the marketplace. Air Lease is in this business for the long-term, and the way we handle our relationships with the airlines, manufacturers and our financiers and others, reflect our unwavering commitment to the industry. We will continue to emphasize those valued relationships to manage our business at whatever speed our industry may recover.

And with that, I will turn the call over to Greg Willis, our Chief Financial Officer, to provide more detail on our financial results in Q1 of 2020.

Gregory B. Willis: Thank you, Steve, and good afternoon, everyone, and thank you for joining.

In the time that I have here today, I will first go through our quarterly results, then I will spend some time discussing the impact of COVID-19, and then I will address our liquidity and funding position.

In the first quarter of 2020, we achieved our third highest quarterly revenue number in our company's history despite having minimal sales activity during the quarter. The results were primarily driven by the continued growth of our fleet and were partially offset by a $20 million decline in end-of-lease revenue from an airline bankruptcy in the prior year. However, our key portfolio metrics of portfolio yield, age and lease term remaining were stable.

During the quarter, fleet activity included the purchase of eight new aircraft, and one aircraft in the secondary market, representing $709 million of aircraft investments, as well as the sale of three airplanes to Thunderbolt III for total proceeds of $65 million. This helped to increase our balance sheet by 18% year-over-year, which ultimately was the primary driver of our revenue growth.

Turning to expenses. Interest expense increased year-over-year, driven by the continued growth of our fleet, partially offset by the decline in our composite cost of funds. Our composite cost of funds decreased to 3.16% from 3.5% in the first quarter of the prior year. During the period, we benefited both from a decline in prevailing interest rates as well as our opportunistic low-cost capital raising efforts, through which we raised a total of $1.4 billion in five-year and ten-year senior unsecured notes in the second week of January 2020, at record low coupons for ALC, and at the same time, taking care of the $1.4 billion in maturities that we had scheduled for 2020 in one issuance.

Wrapping up expenses, depreciation continues to track with the growth of our fleet, while SG&A represented approximately 5.5% of total revenues as compared to 6.4% in the same quarter last year, which was elevated in the prior year due to increased transactional expenses. We continue to expect that over time, our revenue growth will outpace our SG&A growth. Our organization remains highly efficient, with just 121 employees servicing a $50 billion aircraft leasing platform, and we see this operating efficiency continuing to drive shareholder value well into the future.

We ultimately recorded diluted earnings per share of $1.17, which was down slightly as compared to the prior year, again driven by lower end-of-lease revenue from airline insolvencies, as compared to the prior year. We were able to realize a strong 14.9% adjusted pretax return on common equity and a 35.7% adjusted pretax margin.

I will now spend a few minutes addressing COVID-19 and its impacts on our business. However, I encourage you to read our 10-Q and our earnings release that we filed with the SEC today, which provides a comprehensive overview of the impacts of COVID-19.

As John mentioned earlier, we have received requests for lease accommodations from most of our airline customers. As of today, we have reached agreements to provide lease accommodations for 46% of our lessees. Through these agreements, we have agreed to defer approximately $125 million in rentals, representing 6% of our 2019 total revenues. We expect that this number will continue to grow as we work with our lessees. We view these accommodation agreements as critical to the survival of our airline customers and are designed to help them navigate this very difficult time.

As a reminder, under GAAP, lease modifications are accounted for on a straight-line basis over the remaining lease term and hence, typically have a very minimal impact on our income statement. However, payment delinquencies as well as lease deferrals have a direct impact on our cash flow statement.

For the first quarter, we had a 90% collection rate, which decreased to 86% for the month of April. We expect that our collection rate will remain under pressure as our airline customers continue to operate their fleets in limited capacities. However, it is important to evaluate our collection rate, the deferrals that we have granted and ultimately, operating cash flow in the context of our liquidity. As of March 31, we ended the quarter with $6.3 billion in cash on balance sheet and available lines of credit. Historically, operating cash flow has represented between 15% to 20% of our overall liquidity position. As such, we are well equipped with a very strong balance sheet to weather this current crisis.

It is also important to evaluate our liquidity in light of what is taking place at both Boeing and Airbus. Originally, our balance sheet was designed to handle the purchase of $6 billion of aircraft this year. Then, with the grounding of the MAX, we reduced our expectations to $4 billion. Now with the effects of COVID-19 on the global aerospace supply chain as well as the regulatory process surrounding the return to service of the MAX, we still see many challenges ahead for both Boeing and Airbus which may impact their ability to meet their delivery commitments to us. Unfortunately, this will further slow the growth of our business, but it will serve to further increase our liquidity position. We expect to purchase approximately $2.5 billion in aircraft over the remainder of 2020, of which $250 million we expect to deliver in the second quarter. It also should be noted that if the severity of the situation increases, we expect that these numbers will be further reduced.

Given what is taking place at both Boeing and Airbus, and our outlook on aircraft investments, we are planning to materially reduce our aircraft sales program. As such, we expect minimal aircraft sales for the remainder of the year.

Moving on to the financing side of the business. As I mentioned earlier, we are sitting on a strong liquidity position of $6.3 billion, with no further bond maturities in 2020 and with our next bond maturity of $550 million not until March of 2021. Adding to our liquidity position is an unencumbered asset base of $21 billion, which can be utilized to provide additional support should we need it. Important to note, we expect no major changes to our target metrics of debt to equity, fixed rate and unsecured debt.

And with that, I will turn the call back over to Mary Liz for the question-and-answer session.

Mary Liz DePalma: Thank you, Greg. This concludes management's remarks. I would now like to hand the call over to the operator to open the line for the question-and-answer session.

Q&A

Operator: (Operator Instructions)

Our first question comes from the line of Moshe Orenbuch from Crédit Suisse.

Moshe  Orenbuch: Great. And thanks for all the incremental discussion and disclosures. I guess the question that I wanted to ask is: you talked about the collection rate and talked about it in April. As you kind of look out at the deferrals that you've agreed to and those that you expect you might do, around when does that trough? And when will it start kind of moving back in the upward direction? And maybe if you can kind of put any kind of details around that.

John L. Plueger: Thanks, Moshe. As we are not in the same room, we can't see each other. I'm going to take the lead and determine which of us should first answer the question. If it's not specifically directed to one of us, I'll take the first stab with that, and then I'll turn it over to Steve and Greg. And that is, look, this is still evolving. I would say, generally speaking, that the pace of deferral requests has now started to decline. Some of the initial deferrals that we gave initially to some of our Chinese operators were starting to be replaced and repaid now at the end of May and going into June.

But we are still in process. And we don't know what the trends in traffic recovery will be and the level in which our aircraft will be deployed in flying. So it's really hard to speculate forward. It could be that the rate of deferrals and the percentage that we quoted will increase over the next couple of months, but then start to decrease. So, we don't want to speculate. We just say, here's where we are. I expect it as we conclude deferral agreements, as we've indicated, with more customers to go up in the next 30 to 60 days, but it does seem, based upon the pace of the last several weeks, that those deferral requests and the rate of those requests are declining. Let me open it up for any other answers from Steve or Greg. If not, just continue.

Moshe  Orenbuch: Well, I guess the other thing is, Greg, you talked a bit about not only having those $500 million of debt maturities. Maybe is there an amount of capital that you're thinking about in terms of allocating to the sale-leaseback kind of opportunity? Is that -- or maybe some just general thoughts about how you would think about capital allocation, given the reduced level of deliveries?

Gregory B. Willis: This is Greg. We take capital allocation very seriously. And over the last several weeks, it's been very much focused on building liquidity. We've evaluated opportunities, and we expect that more opportunities will come. It's hard to say when you look at all the choices that you're faced with, in  capital allocation being buying back stock, repaying debt, dividend, sale-leaseback, more orders, and the like. It really needs to be constantly monitored, evaluating all of those options that you have. So, it's hard to say how much is it going to be in sale-leaseback versus how much in direct or modified orders with the OEMs. I know that maybe John or Steve can supplement on their views on allocation between the sale-leaseback channel and the OEM side.

Steven F. Udvar-Házy: Yes. We've looked at more than a dozen opportunities both on single-aisle and wide-body aircraft. And I think the general criteria that we're looking for is that any incremental sale-leaseback transaction that we would do; a, would have to be for aircraft that are younger than our average fleet age; and b, the lease yields would have to be above our average portfolio lease rate for the whole fleet of Air Lease.

So, anything we do in the sale-leaseback arena financially has to have better metrics or above the metrics of our overall portfolio. And then from a qualitative point of view, we're going to be very selective which airlines we're going to do sale-leasebacks with and which of those airlines already existing customers? What is our strategic positioning with that airline? What are future opportunities with that airline to place our own order book aircraft down the line in '22, '23, '24? So, we take all of those things into consideration. And so, it's a highly selective and disciplined process and it's difficult to give you any projections on how many hundreds of millions of dollars we're going to allocate. But I can assure you that if there are transactions that meet those criteria, we have the firing power and the ability to execute very quickly without having to resort to structured secured financing, which involves a lot of complexity.

Operator: Our next question comes from the line of Jamie Baker from JPMorgan.

Jamie  Baker: I also have Mark Streeter on the line. I'll take the first question, and he'll take the follow-up if that's okay, and I'll direct the question to John. So how is the Norwegian rent for equity swap not a potential negative for Air Lease? Or put differently, are you surprised lessors rolled over, and why wouldn't every cash strapped Air Lease customer try and request something similar?

John L. Plueger: So I understand your question, Jamie. And frankly, yes, we are a bit surprised that a number of lessors made that decision. They made that for their own reasons. We don't criticize it. We don't question it. I can only tell you that Air Lease would not be open to those sorts of situations, generally speaking, and we are confident in our remarketing capability in almost all situations. So the short answer is, I don't think that's going to be an avenue that many lessors,or I can tell you it's not an avenue for us. Full stop. I can tell you, and again, I'm not criticizing those other lessors, I'm just telling you what our position is. So we continue to work with our customers, but it's not a situation that Air Lease would be open to.

Jamie  Baker: Perfect. I appreciate that clarity. That's what we were hoping to hear. Mark?

Mark  Streeter: Yes. Just Greg, two quick questions for you. Can you confirm, is Air Lease eligible for the Fed primary and secondary programs that are in the market right now?

Gregory B. Willis: Mark, I think we're still looking through all of the Q&A’s that has been put out there by the Fed. But on the surface, it would appear that since we're domiciled here in the U.S., and we're a U.S. company, that we would meet the initial requirements.

Mark  Streeter: Okay. Great. And just a real quick follow-up. When you quote the 90% and 86% figures for the first quarter and for April, does an adjustment -- or the language says calculated after giving effect to lease deferral arrangement. So what I'm wondering is, is that cash collected of the revised lower amount? Or is that cash collected of the original rent amount?

Gregory B. Willis: No, it's calculated based upon after giving effect to all deferrals because we thought it would be better to get people a more pure picture of what's taking place in the market, right? Because some customers we haven't reached agreements with, and we're focusing very hard on collections on those customers. And then we very clearly quantify the amount of rents that we've agreed to defer. That was the $125 million number. So I think it's important to look at those two things together.

Steven F. Udvar-Házy: So Mark, let me give you an example. Let's say that in a given month, we had $200 million of contracted revenue in a given calendar month, and we say that we collected 90%. But let's say that we've given all of our airline customers collectively a $10 million deferment of that $200 million. So really, if they lived up to their deferment obligations and all the other airlines are living up to their normal lease obligations, we would collect $190 million. That would be 100%.

So when we say 90% is collected, it'd be 90% of the $190 million. Does that make sense?

Mark  Streeter: Yes. It makes perfect sense. And Steve, just because I hear your voice, and I love hearing you opine on this. And I want to ask you and John just one more if you would allow us. Do you think Boeing and Airbus are doing enough? Are you happy with the production rate cuts that they've done to try to keep the market in balance? Or should they be doing more and you expect them to do more?

Steven F. Udvar-Házy: I think there's a lag time. When you have a huge organization like Boeing and Airbus, which combined, they have, what, over 200,000 employees and tremendous infrastructure, it is not as easy for them to make adaptations to the marketplace as compared to a company like ours. So, my feeling is that they will continue to make adjustments as they see the feedback from their airline and leasing customers. But it's not an overnight process.

John L. Plueger: Yes. I would echo that, Mark. I would put a bit more specificity in that I think it would not be a surprise for us to see, especially on the Airbus side, a little bit of further softening in the production rates on their single aisles.

Steven F. Udvar-Házy: And I don't want to be a spokesman for Boeing, but a lot depends, of course, on the certification revalidation, not only by the FAA, but also Canadian authorities, Chinese authorities, Brazilian authorities, and then most importantly, EASA. And to some degree, I think that would drive the ability of Boeing to liquefy the inventory that they have of the airplanes that are already built, and that also will drive, to some extent, their ability to get production ramped up.

So our view is that at least in the back end of this year, if they get the plant certified, and in the first half of 2021, we think the production rates on the MAX will be very modest compared to anything we've seen before. And then hopefully, they'll progressively pick up in the second half of 2021. But we are probably a little more conservative than Boeing on what we think the output will actually be.

Operator: Our next question comes from the line of Catherine O'Brien from Goldman Sachs.

Catherine  O'Brien: So I know you called out that 75% of your net book value was on lease to flag carriers or those with some form of government ownership. I guess I just was wondering, have you been in contact with representatives in those governments and have they given you any assurances that, outside of any mutually agreed to payment deferrals, they will be back stopping leases? I guess just how do you think about  those type of owners relative to some others in terms of how confident you feel on their contractual equipment to you?

John L. Plueger: Thanks, Catie. I'll start with that. The answer is, especially for some of the smaller countries, we mentioned one example of an airline, Air Mauritius is one example. Yes, we have been in touch with the governments, not in all cases. But again, I stress some of the smaller carrier levels. And in some cases, we've also been in touch with our own government, with our own state department and officials working in these smaller countries. So not broadly, but the simple answer to your question is yes. In some smaller cases, we have been speaking directly to those airlines. To those -- sorry, those government representatives.

Steven F. Udvar-Házy: And the second part of your question, this is Steve. The government support of either direct liquidity or guarantees that they provide to commercial banks, which then can provide liquidity to the airlines is not specifically toward any aircraft per se that’s leased from Air Lease. It's a broader injection of capital into those airlines, either in the form of equity or debt to be able to service their lease obligations on their desirable aircraft. So, these governmental actions encompass all of the aircraft that those airlines want to retain in their operations.

Catherine  O'Brien: Okay. Understood. And maybe just starting a little bit where you left off, but can you help me think about what recourse you have if a lessee stops paying leases? Is it mainly repossessing those aircraft? Or are there other legal options you have to attempt to repay some portion of their contractual obligation to you? Of course, if they cease operations, maybe less recourse, but there has been a lot of investor concern that there will be widespread aircraft being put back to lessors as even carriers that are continuing to operate are doing everything they can to reduce cash outlay. So just wondering what your recourse would be in that situation?

John L. Plueger: Sure. I'll start with that. As we said before, we have a lot of financial recourse in terms of our collateral package. But I think the important point here is that this is a time when we have to work very closely with each and all and every one of our customers, and we do. But to answer your specific questions, we take things in steps. For example, a step may be to give notice to an airline to stop flying our aircraft for lack of payment. And we do have that capability. Now you might say, well, does it matter if an airline is not flying? Well, it matters because some airlines are flying, for example, some of our aircraft, as Steve mentioned in his prepared remarks, are being used for cargo flights. And the other aspect is, at some point, the airlines will start flying. And telling them they cannot fly our aircraft does limit what they can do in the future. And then thirdly, of course, we have ultimately, we are not hesitant, if we need to, to exercise our deregistration power of attorney, which generally are a feature in our leases that allow us, that we have the lessee sign as part of the lease documentation, where if, for example, in a country that we have to deregister an aircraft in, if it normally requires the operator's approval or involvement or acquiescence in that process, we already have a document, a deregistration power of attorney signed by the airline in our favor that we can take to the airline authority in that country, present it on a table and say here, we're going to deregister our aircraft. So these are just some of the examples that we do have and the built-in protections we do have in our lease agreements.

Catherine  O'Brien: Okay, great. That was really comprehensive. I might just squeeze one really quick last one in to Greg. Can you just walk us through your preferences in raising additional liquidity? And any thoughts on liquidity needs now? It seems like balance sheet is pretty topped up, but just thoughts on maybe tapping the market. Is there any opportunities that arise? And then do you feel that there's appetite right now in unsecured market?

Gregory B. Willis: Yes, sure. This is Greg. The way I look at it, when we go to the capital markets, we always want to make sure that we're treated fairly, and we're pricing our bonds in light of where we think they should be traded and in comparison to other similarly rated entities. That's how we look at it. It's whether or not we're getting a good deal or a bad deal. Right now, I don't think it's the right time to go do a bunch of secured debt. I think the unsecured bond market is open. There's also EXIM and ECA initiatives that are out there too that can help.

So right now, we have a lot of liquidity. The big question is how much CapEx or aircraft investments are we going to be able to make the rest of the year, and balancing that against the $6.3 billion in liquidity that we currently have today. So we have a lot of runway. We want to make sure that we're opportunistic and funding in the right windows.

Operator: Our next question comes from the line of Vincent Caintic from Stephens.

Vincent Caintic: First, I want to discuss the CapEx reduction. And maybe if you can talk about your discussions with the OEMs, when we think about the $2.5 billion for this year, is that pretty much just the, I guess, the manufacturing delays? Or are you looking at and thinking about pushing back some orders from this year and next year?

John L. Plueger: Steve, you want to take that?

Steven F. Udvar-Házy: Yes. The reduction in CapEx is 98% or greater because of delays from the OEMs. So currently, as you know, the MAX production line up in Renton, Washington is shut down, the 737 line. And we have no idea when it's going to be reactivated. And I think a lot of that will be dependent on the progress that Boeing makes in recertifying the aircraft with the FAA and the other regulators. So that's that. The 787 lines were shut down, both in Everett, Washington and Charleston, South Carolina. And they're just now starting to kind of slowly get back to some level of activity. I wouldn't call it normalcy, some level of activity.

So as a consequence, we have some 787s that were originally scheduled to deliver in the fourth quarter of this year, like in October, November time frame. And now there's a very high probability that those 787s will slip into 2021. But that's the Boeing situation.

With respect to Airbus, the biggest delays that we're seeing which have impacted our CapEx this year is their Hamburg, Germany facility, which currently manufactures all of the A321neos. And there, we're experiencing delays that can be anywhere from four months to more than 12 months. So many, many of our A321s have slipped and will continue to not be coming to us at the rates we were hoping for. Because once again, a lot of the production workers and suppliers are not able to meet their delivery commitments. So I would say that virtually all of our CapEx adjustments are as a result of manufacturer issues.

We do have one or two airplanes where we moved them back, maybe a very short period, one or two months. And that has to do primarily with the fact that pilots and government officials are not allowed to go to these factories without going into quarantine. So for example, if we have an Asian customer, they can't come to the U.S. and take delivery of a Boeing plane because they go into quarantine for two weeks. And then when they go back to Asia, they have to go back into quarantine. So we're having difficulty getting crews and regulatory personnel from government agencies to come to the U.S. and then we have the same issue in Europe, where a lot of countries have travel restrictions, which limit the crews and the, again, government regulators to come to the manufacturing facilities to actually go through the process of getting the airplanes checked out and the delivery process is, therefore, delayed. Even though the airplane might be ready, there's just not the human workforce that can deal with taking delivery of the aircraft.

Vincent  Caintic: That's very helpful. So, is it safe to say that there are actually some of your airline customers who would have preferred to take those deliveries and are sort of being delayed even though they do want to take those deliveries?

Steven F. Udvar-Házy: Yes. We have a few of those where the airlines would like to take delivery, but they can't logistically accomplish that because of these various governmental restrictions on flight crews and government personnel that have to attend to and facilitate the actual delivery process.

John L. Plueger: Let me just add a specific example for you, Vincent. China Southern, we have two 787-9s ready to go. But because of these problems, they can't come and get them.

Steven F. Udvar-Házy: Yes. So, Department of Homeland Security has just authorized the pilots to come. And they don't have to go through a two-week quarantine. But the civil aviation officials from China that have to come to the U.S. to actually certify that the aircraft meets all of the requirements to be imported into China - we don't have exemptions for those personnel.

So, our hands are kind of tied right now because of some of these health induced restrictions on the U.S. side, as well as the European side and in Asia. But I think it's going to get better. We're seeing some positive signs in the coming weeks. So hopefully, some of these restrictions will be lifted so that airlines can facilitate these deliveries in a normal manner.

Vincent  Caintic: Okay. That's very helpful. And just one quick one. So I appreciate the detail on the $125 million of accommodation, 6% of your 2019 revenues. When you think about that, is there a way to compare the $125 million against what the security and maintenance reserves you might already have against those airlines that are asking for deferments?

John L. Plueger: Greg?

Gregory B. Willis: That's a good question. I mean we have approximately $1 billion in total security between security deposits and maintenance reserves. We haven't broken it out across which airlines we're giving deferments to. But I can tell you this, that the airlines that are requesting the deferments,the airlines that are in arrears, I think it's fair to say that we're substantially covered by our security packages.

Steven F. Udvar- Házy: Well, just to do a back of the envelope math, if let's say that 50% of our lessees are in some form of deferral, and let's say, $125 million of deferments for a few months. If that's half of our customers and we have over $1 billion in cash, security deposits and reserves where there's no claims, that means that mathematically, we'd have roughly around $500 million plus of cash collateral. So, if you put $125 million against that, it's roughly 1/4 of what we hold already. So, it's really not a meaningful number in the total equation.

Operator: Our next question comes from the line of Helane Becker from Cowen.

Helane. Becker: I think, John, this is a question probably for you. As you look at your diversification, your fleet, your geographic diversification - do you think this is an opportunity for you to adjust some of that? And market to customers who may be in different jurisdictions that you've kind of wanted to do business with but haven't been able to?

John L. Plueger: We're looking for those opportunities. But let me just say broadly, Helane, that we're actually quite happy with our customer distribution. Not only is it a nice bell-shaped curve, but our top ten customers are all some of the biggest flag carriers in the world. And as I mentioned earlier, 75% of our customers have some form of government ownership or are a flag carrier.

So, we always are looking to do new business with a few carriers that we wanted to target, and that very much is on our radar scope. But having said that, there's not a whole lot of "adjustments" that we need to do to our credit profile. I think we mentioned in our earlier comments or maybe Greg mentioned, where no single customer is greater than about 1.2% of our net book value. So there's not a whole lot of adjustment that needed from the beginning, but I do take your point that, yes, we are seeing opportunities with forward customers.

But I would only temper that by saying our main job today in terms of financial accommodation is to, of course, address our current customers who have our current aircraft on lease. So, we will always be opportunistic, et cetera, et cetera. But I think our focus is primarily and necessarily on making sure our current customers get back to health and our helped in doing that.

Helane  Becker: Okay. And then just one other one. Did you have to repossess any aircraft from customers so far?

John L. Plueger: So I'll answer that as well. So we have, as I mentioned in my remarks, we are taking back one A319 from South African as they appear to be in liquidation. And then I will also mention that in our managed vehicles, we did take back two A320s from Interjet. One of them is one owned by TBolt 1 and one is owned by TBolt 2. That was done very cooperatively, I would say, to Interjet's credit, without a lot of difficulties. So that was a mutual return. If you want to call that a repossession, go ahead and call it, but it was done in a very good manner, I would say. So those are just really the two examples that come to my mind. There's nobody else beyond that where we've had to actually go back yet and repossess. We did have one other operator in Europe that was operating a single 737-700, again, for one of our managed vehicles that, again, that we mutually agreed to take back, and we are looking to place that aircraft.

So, when you say repossession, I guess I would throw that liberally into that definition. But again, that was a very mutual cooperative thing. So it's actually a very, very few number of aircraft.

Operator: Our next question comes from the line of Koosh Patel from Deutsche Bank.

Koosh  Patel: Over the years, you've always stressed to us the importance of having a robust security package in place on each of your leases. But could you give us a little bit more detail on what exactly that entails? And I realize there's no one-size-fits-all solution here, but I'd be curious to know how many months of rent, on average, an average security deposit may consist of, for instance?

John L. Plueger: Greg, you want to start with that?

Gregory B. Willis: Yes, sure. The way I look at it is the security package grows over time, especially if you have maintenance reserves. So I mean high level, at the highest level, as we mentioned earlier, we have roughly $1.1 billion in total security maintenance reserves and security deposits, and that represents about 50% of prior year revenue. But if you look at it on an individual basis, we typically collect between one to three months worth of cash security on a lease. And if they pay maintenance reserves, that number can grow to be a very substantial amount of collateral by year four, year five, whereby you're sitting on, in the aggregate, close to 17, 18 months of security as compared to the rental rate.

John L. Plueger: I would give you on offer one other example in my remarks and in Greg's remarks, I would remind you that last year, in Q1 of last year, we took slightly over $20 million into revenue as end-of-lease revenues precisely from that kind of a situation. In this case, it was the WOW Air bankruptcy. And so other lessors do the same. But that further demonstrates the value of these security deposits and maintenance reserves that you referenced.

Koosh  Patel: Great. And just one follow-up. Do you still think that narrow-body aircraft such as the A321neo XLR still makes sense for longer haul travel in the future with people being a little bit more concerned about social distancing?

John L. Plueger: Steve?

Steven F. Udvar-Házy: Yes. I mean the seat width is generally the same on an A321neo LR, XLR as on a wide-body aircraft. So a lot of the wide-body aircraft like the 777, 787, A350, in the economy class section, where you obviously have closer density - you have three seats on each side, and then you have three seats in the middle and then you have two rows separating them. So, most of the economy class seats on the 787s, A350s and 777s are triple seats: they are dimensionally about the same as on the A321neo. So, it's kind of a hard question whether a passenger is willing to sit on an A321 going transcontinental from New York to San Francisco. Is he willing to do that? Is he willing to go another 1.5 hours or two hours to go across the Atlantic from Dublin to Boston? So, I don't think there's been enough passenger surveys to make that determination. But our belief is very strongly that once there's a vaccine, that could have a major, positive impact on people's willingness to travel. And then the social distancing will be significantly reduced. So, while we expect the social distancing to be the flavor of the month for a period of time until we have an effective proven vaccine, I think subsequent to that, I think a lot of this will fade into history.

Operator: Our next question comes from the line of Ross Harvey from Davy.

Ross Harvey: Touching on the sale-leaseback opportunities once more. We have seen other lessors, like BOCA comes to mind, that have transacted in scale with flag carriers recently and we've heard from European airlines that negotiations are ongoing on their existing fleets to see a leaseback in those areas. Can I ask, did you look at all of these deals? And should we read into your noninvolvement that maybe you're keeping your powder dry for better deals down the line? Or did those deals not live up to your value conditions that you said earlier?

Steven F. Udvar- Házy: I think you've answered your own question.

John L. Plueger: Yes, let me just further expand. So we did look, I'm not sure that we looked at all of them, but we do look at a number of them. And based upon the criteria that we laid out, we decided to keep our powder dry. And I think that's one reason in my prepared remarks, I said specifically that I think our patience will bear fruit going forward.

Ross Harvey: Okay. And a follow-up, if I can. How are you thinking about the 25% of the customers that aren't government support or flag carriers. I'm wondering is that where most of the deferral requests are coming from? And how do you see the prospects for these airlines?

Steven F. Udvar-Házy: No, I don't think the deferrals and the ratio of government ownership are connected in any way, shape or form. We have seen a large cross-section of airlines that have looked for some level of accommodation, irrespective of their ownership structure. I think it would be wrong to say that it's the non-government -owned airlines that have asked for help. That's not really the case.

Look, we have a lot of independent airlines that are not government-owned that are doing very well and have not even asked for any assistance. We have some that have asked for two or three months of partial deferments. But I wouldn't necessarily put the non-government-owned airlines into a different bucket of risk or greater exposure for us, because many of those companies are performing. Some are obviously having some difficulties. But we don't want to imply that just because an airline is government-owned or partly government-owned, they're a better credit. It just means that there is usually a greater strategic value of that airline to the national government. But we have business with a lot of small and medium-sized airlines that have only private ownership or they're publicly owned that are very well-run airlines.

John L. Plueger: Let me just also add, I don't want there to be also a false assumption based upon our 75% of our customers have some form of government ownership. I need to be clear that we're not saying that, that means they're all going to be fine, that they're all going to get aid and everything is going to be rosy. That's not what we're saying. We're just saying, as Steve indicated, that it does indicate the importance of vital importance of air transportation. These loans and support packages are going to the airlines are not allocated to specific creditors, lessors and airlines all have to put in their how it's going to be used and what they've done with other creditors, et cetera.

So, we're glad to see this, very much so. But please understand, we're not saying that this guarantees that everything is fine with all these 75% of our customers. Some of them might not get any governmental support. But it is encouraging to see that going across 75% of our customer base.

Steven F. Udvar-Házy: And we're also seeing some government support for privately owned airlines, that have no government shareholders.

John L. Plueger: Yes.

Operator: Our next question comes from the line of Ron Epstein from Bank of America.

Ronald  Epstein: Maybe going back to the prepared remarks, you mentioned about some of the newer entrants into the aircraft leasing market in recent years kind of chasing yield. How do you expect the aircraft leasing market to look when we get through this thing? As you know, I mean, the market for aircraft leasing changed pretty dramatically through the financial crisis. So when we're standing on the other side of this, a year from now or six months or two years, whenever, however long it takes, how do you expect the landscape to be different among your competitors?

John L. Plueger: Thanks, Ron. I think I made that comment in my remarks. So I'll start with that. Look, it's just quite simple. I can't predict quantitatively how many percent less of lessors will be, et cetera. Suffice to say that we do believe, as we've seen, you mentioned the prior financial crisis - we think there's a shakeout, and we just think that there's going to be fewer players ahead. Now speculating that the sort of top five or ten players who have been around a long time, are seasoned management teams, have been through difficulties before, I expect largely to stay. But there's a whole cadre of 40, 50, 60 leasing companies globally, many of which have started recently that don't have that experience. And so there will simply be fewer leasing players. And therefore, at all levels, starting with Boeing and Airbus, there will be fewer people to sell to.

And I think one big lesson that both Boeing and Airbus are taking away from this is they're looking at going into this crisis, who had the best placement percentages? In other words, who had their marketing act together and had a really good level of placements going where they weren't sweating bullets over what lessor is going to specify how to build this aircraft because they were behind the power curve.

And I think, in particular, I can tell you that the Boeing company, I think, has done a good job of moving a lot of those lessors – eliminating or moving them – out of that chain. And I think that's been a conscious effort. And I believe Airbus is doing the same thing. So simply to say, I can't quantify it. But I can tell you that I would be very surprised if we didn't see quite a bit of few players, two, 2.5, three years from now. Major guys will probably still be there, and we need a strong aircraft leasing industry like we need a strong supply engine chain, engine suppliers and airframe suppliers. And I think that will still stay.

Steven F. Udvar-Házy: I think another factor, Ron, will be the financing markets because a lot of these smaller newcomers relied on either one of two things: either heavy dose of secured financing, and I believe that in this environment, the commercial banks will lower their advance rates based on the most recent appraisers. So that's going to affect the ability of the smaller lessors to finance aircraft efficiently and come out with competitive lease rates. And then we have a lot of bank-owned smaller lessors that came into the marketplace in the last eight or nine years, particularly from Asia, where those banking institutions now, because of the global financial stresses, will redirect their resources to other things than financing airplanes, with more important priorities. So, we think a lot of those bank-owned lessors from Asia will throttle back. And we've already seen that with their cancellations of orders and deferments with both Airbus and Boeing. And then the smaller boutique lessors, I think, will have more challenged access to both debt and equity capital.

Ronald  Epstein: Yes. That makes sense. If I can just follow on with another question. In your remarks, and it seems pretty much consensus that domestic markets will probably recover quicker than international markets due to all the constraints with international travel. And going into this downturn, right, it definitely seemed like there was a bit of an overcapacity of wide-body aircraft anyway. When you think about your portfolio going forward, do you think you'll be even more skewed towards narrow-bodies than wide-bodies?

Steven F. Udvar-Házy: Yes. I think if we take a snapshot of where we were a year ago, where we are now, where we're going to be in two years, three years, I think on a relative scale, the percentage of single-aisle aircraft will definitely increase.

Ronald  Epstein: All right. And then maybe just one last final one, if I may. With the deal between Boeing and Embraer kind of falling apart, given everything that's going on, do you see a future for the E2?

John L. Plueger: The current generation Embraer, I suppose it has a good market base and a good market share. We do believe that there is a role for the E2. There's a lot of those current customers on the current generation there. But clearly, there has been a handicap placed with the Airbus ownership of the 220 and now Boeing and Embraer not coming together. So that clearly handicaps, I think, to some extent, Embraer. I wish them well. I think they make a good product.

And I think you will find players taking the E2, especially amongst the existing 190s. And to the extent that smaller gauge aircraft, generally speaking, are viewed favorably during the return to service or the recovery of passenger travel, I believe Embraer will be successful in some of those placements. But nevertheless, it is a handicap.

Steven F. Udvar-Házy: Yes. And the other thing, Ron, Embraer has a problem with right now, it's not their own making, is that because of the pilot agreements and scope clause agreements with the U.S. domestic airlines, which, by the way, the sale of Embraer E airplanes, the greatest number of sales and production has been the E-175 to supply the U.S. market. But unfortunately, the E2-175 is above the maximum takeoff weight that's allowed by the scope agreements with ALPA and the large U.S. carriers. So basically, whereas the 175 has been their hottest airplane in the last five years for export into the U.S., the E-175 E2 is not eligible for any of these U.S. domestic operations under the scope clauses that they have currently in effect. So that means that, in effect, only the E2-190 and the 195 are the really only two strong candidates that they have in their product line.

Operator: Our next question comes from the line of Catherine O'Brien from Goldman Sachs.

Catherine  O'Brien: A follow-up and really appreciate all the time tonight in this unprecedented time. So, a follow-up to Koosh’s question. Just given you have upwards of a year of rentals covered by security and maintenance packages for some lessors, linking that back to your comment that you want to avoid being a forced seller, would you consider parking aircraft to avoid taking a lower re-lease rate if you can't remarket at a rate you're happy with in the very short term, or sell that asset that a price you're happy with? And then if so, what will be the cash cost of parking aircraft hourly?

John L. Plueger: Well, let me start, and then I'm going to turn it over to Greg, and of course, Steve, if he wants to comment.

Look, I think generally speaking, there's a couple of fundamental premises. You've heard us talk about extensions, et cetera, et cetera. And many of them were at their current rates. A few were reduced in the normal course. If you have a lease expiry coming up in a year, and they've had the airplane for six, seven, eight years, you're going to extend at a lower rate anyway. But generally speaking, Catie, during a time where lease rates are under pressure – and that is this time – we tend to go shorter on our lease extensions. Steve referenced maybe two to three years as a general number. So, our first line of tactical execution on the lease rate side and the yield side is to go short during periods where we have to lease aircraft out for less than what we think is their longer-term lease rate factor or value. The second part of your question as to at what point in time we would take action, it's hard to give you -- the answer is yes, we would take an aircraft and park it. There is a minimum threshold at which we don't think leasing the aircraft makes sense, but there's also other tools that we can use to bridge the gap. And that is specifically, for example, power by the hour arrangements, which have been used in the industry commonly. And we use those tools occasionally here. So for example, an example might be that we come up on a solution with an airline where you continue to pay a much smaller amount on a fixed rate basis, but you pay an hourly rate that over a fairly quick number of hours gets us back to where we need to be.

So that's another tool that we can use to both get our yield. Yes, some of it is variable based on usage. But as we have said before, we believe the usage will increase in the coming months. And yet, at the same time, help out the air carrier. And the final stage is, of course, if we're not going to be able to meet our depreciation expense plus an SG&A factor, it's probably better for us to park the aircraft. But I would say, to date, we've never had to do that. The other aspect, of course, we don't want green time, so-called green time flowing on our aircraft if airlines can't afford to pay us. And that relates to one comment that I made earlier on someone -- I think it was you who was asking for what tools do we have, et cetera, well, that's a very effective way of not burning off that time is if we tell an airline, you can't fly our aircraft. So that's the best color I can offer.

Gregory B. Willis: I think, John, just to add, I think it's pretty clear that storage costs are really insignificant, if you think about it. But I think the key here is that we have the airplanes that the airlines want to have, right? So what you see and what we mentioned in the prepared remarks, is that you see a lot of early retirements in some of these old aging aircraft. You've seen lots of announcements from lots of major carriers. You see airlines gravitate towards the lease and they gravitate towards the younger airplanes that they have in their portfolio or their fleets, many of which are the airplanes that we have. So I think that's really what you see happen when they get a fresh start, when they want to recapitalize and they want to refocus on what planes they want to operate, many times they're focusing on our aircraft, which puts us in a really good position. If we had a bunch of 757, 767, A340, 747s, that story might be different.

Operator: That brings us to the end of the Q&A session of today's call. I will now turn the call over to Mary Liz DePalma for closing remarks.

Mary Liz DePalma: Okay. Thank you, everyone, for joining today. That's it for our call. We look forward to speaking with you again after the conclusion of the second quarter. Operator, thank you so much. You can now disconnect the line.

John L. Plueger: Thank you.

Operator: Ladies and gentlemen, this concludes the conference call. Thank you for participating. You may now disconnect.